UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 4, 2007

Commission File Number	Registrant; State of Incorporation; Address and Telephone Number	IRS Employer Identification No.

1-11459	PPL Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-2758192

333-74794	PPL Energy Supply, LLC (Exact name of Registrant as specified in its charter) (Delaware) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-3074920

1-905	PPL Electric Utilities Corporation (Exact name of Registrant as specified in its charter) (Pennsylvania) Two North Ninth Street Allentown, PA 18101-1179 (610) 774-5151	23-0959590

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This combined Form 8-K is separately filed by PPL Corporation, PPL Energy Supply, LLC and PPL Electric Utilities Corporation. Information contained herein relating to PPL Energy Supply, LLC is filed by PPL Corporation and separately by PPL Energy Supply, LLC. Information contained herein relating to PPL Electric Utilities Corporation is filed by PPL Corporation and separately by PPL Electric Utilities Corporation. No registrant makes any representation as to information relating to any other registrant, except that information relating to the two PPL Corporation subsidiaries is also attributed to PPL Corporation.

Section 1 - Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

and

Section 2 - Financial Information

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Credit Facility
(PPL Corporation and PPL Energy Supply, LLC)

On May 4, 2007, PPL Energy Supply, LLC (“PPL Energy Supply”) entered into a $3.4 billion Second Amended and Restated Five-Year Credit Agreement with Wachovia Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender, and the other Lenders party thereto (the “Credit Agreement”), which amended its previously existing $1.9 billion credit facility and extended the term of the previously existing facility to June 2012.

The Credit Agreement allows for borrowings at market-based rates plus a spread, which is based upon PPL Energy Supply’s senior unsecured long-term debt rating. In addition, PPL Energy Supply may request the Issuing Lender under the Credit Agreement to issue letters of credit, which issuances reduce available borrowing capacity. PPL Energy Supply expects that this credit facility will primarily be used both as a commercial paper backstop and for issuing letters of credit to satisfy collateral requirements of PPL Energy Supply's affiliates. PPL Energy Supply will pay customary commitment and letter of credit issuance fees under the Credit Agreement.

The Credit Agreement contains a financial covenant requiring PPL Energy Supply’s debt to total capitalization to not exceed 65% (as calculated pursuant to the Credit Agreement), and various other covenants that are standard for similar credit agreements. Failure to meet the covenants beyond applicable grace periods and certain other events, including the occurrence of a Change of Control (as defined in the Credit Agreement), could result in acceleration of due dates of any borrowings, cash collateralization of outstanding letters of credit and/or termination of the Credit Agreement. The Credit Agreement also contains certain standard representations and warranties that must be made and certain other conditions that must be met for PPL Energy Supply to borrow or to cause the Issuing Lender to issue letters of credit.

Under certain conditions, PPL Energy Supply may elect to have the principal balance of the loans outstanding on the final maturity date of the facility continue as non-revolving term loans for a period of one year from that final maturity date. Also under certain conditions, PPL Energy Supply may request that the facility’s principal amount be increased by up to $500 million.

Credit Facility
(PPL Corporation and PPL Electric Utilities Corporation)

On May 4, 2007, PPL Electric Utilities Corporation (“PPL Electric”) entered into a $200 million Third Amended and Restated Five-Year Credit Agreement with Wachovia Bank, National Association, as Administrative Agent, Swingline Lender and Issuing Lender, and the other Lenders party thereto (the “Credit Agreement”), which extended the term of its existing credit facility to May  2012.

The Credit Agreement allows for borrowings at market-based rates plus a spread, which is based upon PPL Electric’s senior secured long-term debt rating. The primary purpose of the credit facility is to serve as a credit backstop for PPL Electric’s commercial paper program. In addition, PPL Electric may request the Issuing Lender under the Credit Agreement to issue letters of credit, which issuances reduce available borrowing capacity. PPL Electric will pay customary commitment and letter of credit issuance fees under the Credit Agreement.

The Credit Agreement contains a financial covenant requiring PPL Electric’s debt to total capitalization to not exceed 70% (as calculated pursuant to the Credit Agreement), and various other covenants that are standard for similar credit agreements. Failure to meet the covenants beyond applicable grace periods and certain other events, including the occurrence of a Change of Control (as defined in the Credit Agreement), could result in acceleration of due dates of any borrowings, cash collateralization of outstanding letters of credit and/or termination of the Credit Agreement. The Credit Agreement also contains certain standard representations and warranties that must be made and certain other conditions that must be met for PPL Electric to borrow or to cause the Issuing Lender to issue letters of credit.

Under certain conditions, PPL Electric may elect to have the principal balance of the loans outstanding on the final maturity date of the facility continue as non-revolving term loans for a period of one year from that final maturity date. Also under certain conditions, PPL Electric may request that the facility’s principal amount be increased by up to $100 million.

Section 9 - Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

	10(a) -	$3.4 billion Second Amended and Restated Five-Year Credit Agreement, dated as of May 4, 2007, among PPL Energy Supply and the banks named therein.
	10(b) -	$200 million Third Amended and Restated Five-Year Credit Agreement, dated as of May 4, 2007, among PPL Electric and the banks named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

PPL CORPORATION

By:	/s/ J. Matt Simmons, Jr.
J. Matt Simmons, Jr. Vice President and Controller

PPL ENERGY SUPPLY, LLC

By:	/s/ J. Matt Simmons, Jr.
J. Matt Simmons, Jr. Vice President and Controller

PPL ELECTRIC UTILITIES CORPORATION

By:	/s/ J. Matt Simmons, Jr.
J. Matt Simmons, Jr. Vice President and Controller

Dated: May 9, 2007